Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

Contact:	1720 North First Street San Jose, CA 95112-4598 Tom Smegal (408) 367-8200 (analysts) Shannon Dean (408) 367-8243 (media)	October 27, 2016 for immediate release

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

THIRD QUARTER AND YEAR TO DATE 2016 RESULTS

SAN JOSE, CA  —  California Water Service Group (NYSE: CWT) today announced 2016 third quarter net income of $22.9 million or $0.48 per diluted common share, compared to net income of $25.1 million or $0.52 per diluted common share for the same period last year.  The $2.2 million decrease was primarily attributed to a write-off of $3.2 million of capital costs that are not expected to be recovered as part of the California general rate case (GRC) settlement the company filed on September 2, a decrease in accrued unbilled revenue, an increase in depreciation & amortization, and an increase in net interest expenses which were partially offset by decreases in uninsured loss and maintenance expenses.

Total revenue increased $0.7 million to $184.3 million, compared to revenue of $183.6 million for the third quarter of 2015.  Rate increases added $8.3 million, of which $6.2 million was related to water production cost increases.  During the quarter, the accrued unbilled revenue declined $5.1 million driven by customer bill rate changes. Revenue decoupling mechanisms and other balancing accounts reduced revenue $2.9 million.

The water revenue adjustment mechanism (WRAM) account records changes in billed revenue.  Unbilled revenue is an accounting estimate that is accrued at the end of the quarter.  The unbilled revenue accrual is subject to consumption changes and will fluctuate on a quarter-to-quarter basis.

Total operating expenses increased $2.9 million, or 1.9%, to $154.2 million in the third quarter of 2016 compared to operating expenses of $151.3 million in the third quarter of 2015, principally due to a $9.7 million or 16.1% increase in water production costs.  The increase in water production costs was primarily due to a 7.7% increase in blended purchased water rates from water wholesalers and a 10.3% increase in the use of purchased water to meet customer demand.

Administrative & general and other operations expenses decreased $5.2 million, or 10.7%, to $43.4 million, primarily due to decreases in employee benefits, uninsured loss expenses, and California drought and water conservation program costs, which were partially offset by the write-off of $3.2 million of capital costs that are not expected to be recovered as part of the California GRC.  The write-off of capital costs were for engineering design costs for a cancelled Cal Water and City of Bakersfield water treatment plant project, previously recorded as property held for future use.  Water conservation program costs are affected by seasonal patterns and customer demand.  Changes in employee pension and other postretirement benefits and water conservation program expenses for regulated California operations do not affect net income, because the Company is permitted by the California Public Utilities Commission (CPUC) to record these costs in balancing accounts for future recovery, which creates a corresponding change to operating revenue.  Drought program costs are tracked in a CPUC-approved memorandum account and require CPUC review before they become recoverable.

Income taxes decreased $2.1 million, or 13.4%, to $13.2 million in the third quarter of 2016 compared to the third quarter of 2015, primarily due to a decrease in pre-tax income in the third quarter of 2016 as compared to the prior year. The Company’s estimated effective tax rate for fiscal year 2016 is 38%.

Net other income increased $0.9 million to net other income of $0.5 million in the third quarter of 2016, as compared to a net loss of $0.4 million in the third quarter of 2015, principally due to an unrealized gain on our benefit plan insurance investments.

Net interest expense increased $1.0 million, or 15.0%, to $7.7 million in the third quarter of 2016 due mostly to 2015 and 2016 financing activities.

According to President and Chief Executive Officer Martin A. Kropelnicki, “The third quarter of 2016 was extremely busy for us.  We continued to deal with the historic California drought, filed our settlement for the California GRC, helped our customers affected by the Erskine Fire in Kern County, and announced our successful bid to operate the water system at Travis Air Force Base.  Further, during the quarter, as filed in our GRC settlement, the company recorded the impairment of design costs from a joint water treatment plant project with the City of Bakersfield that the City was no longer interested in completing.  Now with the settlement pending approval by the CPUC, we look forward to getting the rate case completed before year-end and moving forward with our capital programs to improve infrastructure for the benefit of our customers.”

Year-to-Date Results

For the nine-month period ended September 30, 2016, net income was $33.6 million or $0.70 per diluted common share, compared to net income of $36.5 million or $0.76 per diluted common share for the nine-month period ended September 30, 2015.  The $2.9 million decrease in net income was primarily due to a write-off of $3.2 million of capital costs that are not expected to be recovered as part of the California GRC settlement and increases in maintenance, drought-related costs, depreciation and amortization and net interest expenses which were partially offset by an increase in accrued unbilled revenue and a decrease in uninsured loss expenses.

Water System Infrastructure Improvements

During the first nine months of 2016, the total company-funded and developer-funded investment was $166.4 million in utility plant, up 40.7%, or $48.1 million, from $118.3 million in the first nine months of 2015.

2015 California GRC

As previously reported, in July 2015, California Water Service Company (Cal Water) filed a GRC application seeking rate increases in all regulated operating districts in California effective January 1, 2017. The 2015 GRC application requests increased revenues of $94.8 million for 2017, $23.0 million for 2018, and $22.6 million for 2019. The primary reason for the requested revenue increase was a proposed capital program of $693.0 million in districts throughout California over the three-year period from January 1, 2016 through December 31, 2018. The GRC process considers the views of several intervenors, including the CPUC’s Office of Ratepayer Advocates (ORA).

On September 2, 2016, Cal Water entered into a settlement agreement with the ORA and other parties to its 2015 GRC.  The Commission may or may not adopt the settlement agreement as proposed by the parties. If the settlement agreement is approved as proposed, Cal Water would be authorized to invest $658.8 million in districts throughout California over the three-year period from January 1, 2016 through December 31, 2018 in order to provide a safe and reliable water supply to its customers.  Included in the $658.8 million in water system infrastructure improvements is $197.3 million that would be recovered through the CPUC’s advice letter procedure upon completion of qualified projects. Under the terms of the settlement, the Company would be authorized to increase revenue by approximately $45.0 million in 2017, $17.2 million in 2018, and $16.3 million in 2019, and up to $30.0 million upon completion and approval of the company’s advice letter projects. The GRC is being processed according to the adopted schedule which would allow for a decision at the end of 2016.   Any rate change as a result of this filing is expected to be effective on January 1, 2017.    In the event of a delay in a final decision, Cal Water would be allowed to implement interim rates beginning January 1, 2017 under the CPUC’s policies.

Recovery of Incremental Drought Expenses

On July 15, 2016, Cal Water filed an advice letter to recover $4.2 million of incremental drought expenses associated with calendar years 2014 and 2015.  During the third quarter of 2016, the Company discussed the request with interested parties including ORA.  Cal Water filed a revised advice letter on October 12, 2016 to recover $2.9 million in incremental costs related to 2014 and 2015 expenses, which will be recoverable to the extent approved by the CPUC in a future period.

During the first nine months of 2016 drought costs were $4.0 million, up 48.1% from drought costs of $2.7 million during the first nine months of 2015.

Recovery of net WRAM and MCBA receivable balance

The under-collected net receivable balance in the WRAM and MCBA mechanism was $30.6 million at the end of the third quarter, up 5.5% or $1.6 million from the balance at the end of the second quarter.  Due to the Company’s drought response including drought surcharges, the under-collected balance has decreased by $17.5 million or 36.4% since the second quarter of 2015.

Other Information

All stockholders and interested investors are invited to listen to the third quarter of 2016 conference call on October 27, 2016 at 8:00 a.m. PDT (11:00 a.m. EDT) by dialing 1-877-604-9665 and keying in ID #7228386.  A replay of the call will be available from 11:00 a.m. PDT (2:00 p.m. EDT) on October 27, 2016 through December 27, 2016, at 1-888-203-1112 or 1-719-457-0820, ID #7228386.  The replay will also be available under the investor relations tab at www.calwatergroup.com.  Prior to the call, Cal Water will post a slide presentation on its website.  The presentation can be found at www.calwatergroup.com/docs/earningsslidesseptember2016.pdf after 6:00 a.m. PDT. The call will be hosted by President and Chief Executive Officer Martin A. Kropelnicki, Vice President and Chief Financial Officer Thomas F. Smegal III, and Vice President of Regulatory Matters and Corporate Development Paul G. Townsley.

California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility

Services, LLC. Together these companies provide regulated and non-regulated water service to approximately 2 million people in more than 100 California, Washington, New Mexico and Hawaii communities. Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; inability to renew leases to operate city water systems on beneficial terms; changes in California State Water Resources Control Board water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions; changes in customer water use patterns and the effects of conservation; the impact of weather and climate on water availability, water sales and operating results; the unknown impact of contagious diseases, such as Zika, avian flu, H1N1 flu and severe acute respiratory syndrome, on the Company’s operations; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; labor relations matters as we negotiate with the unions; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.

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CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

	September 30,	December 31
(In thousands, except per share data)	2016	2015
ASSETS
Utility plant:
Utility plant	$2,667,634	$2,506,946
Less accumulated depreciation and amortization	(849,883)	(805,178)
Net utility plant	1,817,751	1,701,768

Current assets:
Cash and cash equivalents	21,351	8,837
Receivables:
Customers	45,376	31,512
Regulatory balancing accounts	19,811	35,052
Other	14,199	14,760
Unbilled revenue	33,727	23,181
Materials and supplies at weighted average cost	6,256	6,339
Taxes, prepaid expense, and other assets	10,407	7,897
Total current assets	151,127	127,578

Other assets:
Regulatory assets	363,597	361,893
Goodwill	2,615	2,615
Other assets	50,953	47,399
Total other assets	417,165	411,907
TOTAL ASSETS	$2,386,043	$2,241,253

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$480	$479
Additional paid-in capital	334,213	333,135
Retained earnings	317,319	308,541
Total common stockholders’ equity	652,012	642,155
Long-term debt, less current maturities	555,536	508,002
Total capitalization	1,207,548	1,150,157

Current liabilities:
Current maturities of long-term debt	6,130	6,043
Short-term borrowings	57,100	33,615
Accounts payable	84,052	66,380
Regulatory balancing accounts	2,837	2,227
Accrued interest	12,733	5,088
Accrued expenses and other liabilities	41,129	34,545
Total current liabilities	203,981	147,898

Unamortized investment tax credits	1,872	1,872
Deferred income taxes	282,973	264,897
Pension and postretirement benefits other than pensions	237,341	236,266
Regulatory liabilities and other	90,714	82,414
Advances for construction	182,001	180,172
Contributions in aid of construction	179,613	177,577
Commitments and contingencies	—	—
TOTAL CAPITALIZATION AND LIABILITIES	$2,386,043	$2,241,253

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

	September 30,	September 30,
For the Three-Months ended:	2016	2015

Operating revenue	$184,268	$183,543
Operating expenses:
Operations:
Water production costs	70,175	60,437
Administrative and general	23,844	30,737
Other operations	19,561	17,872
Maintenance	5,545	5,952
Depreciation and amortization	15,884	15,342
Income taxes	13,247	15,293
Property and other taxes	5,957	5,709
Total operating expenses	154,213	151,342

Net operating income	30,055	32,201

Other income and expenses:
Non-regulated revenue	3,397	3,814
Non-regulated expenses	(2,517)	(4,454)
Income tax (expense) benefit on other income and expenses	(349)	262
Net other income (loss)	531	(378)

Interest expense:
Interest Expense	8,485	7,201
Less: capitalized interest	(774)	(498)
Net interest expense	7,711	6,703

Net income	$22,875	$25,120

Earnings per share:
Basic	$0.48	$0.52
Diluted	$0.48	$0.52
Weighted average shares outstanding:
Basic	47,969	47,878
Diluted	47,969	47,887
Dividends per share of common stock	$0.1725	$0.1675

	September 30,	September 30,
For the Nine-Months ended:	2016	2015

Operating revenue	$458,440	$449,942
Operating expenses:
Operations:
Water production costs	168,833	158,661
Administrative and general	75,037	85,069
Other operations	57,766	51,227
Maintenance	17,542	15,735
Depreciation and amortization	47,772	46,015
Income taxes	19,192	21,008
Property and other taxes	17,439	16,036
Total operating expenses	403,581	393,751

Net operating income	54,859	56,191

Other income and expenses:
Non-regulated revenue	10,589	10,540
Non-regulated expenses	(8,306)	(10,201)
Income tax expense on other income and expenses	(914)	(131)
Net other income	1,369	208

Interest expense:
Interest expense	24,984	21,331
Less: capitalized interest	(2,341)	(1,472)
Net interest expense	22,643	19,859

Net income	$33,585	$36,540

Earnings per share:
Basic	$0.70	$0.76
Diluted	$0.70	$0.76
Weighted average shares outstanding:
Basic	47,949	47,861
Diluted	47,952	47,877
Dividends declared per share of common stock	$0.5175	$0.5025